Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-204981) of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated April 15, 2016, relating to the consolidated financial statements of Viveve Medical, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

April 28, 2016